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                               SERVICES AGREEMENT

     THIS SERVICES AGREEMENT (this "AGREEMENT") is entered into as of this 31st day of July, 2000, by and between Alamosa Operations, Inc., a Delaware corporation ("MANAGER"), and Washington Oregon Wireless, LLC, an Oregon limited liability company ("LICENSEE") (Manager and Licensee, collectively, the "PARTIES").

                                    RECITALS

     WHEREAS, Alamosa PCS Holdings, Inc., a Delaware corporation ("ALAMOSA") owns and operates a wireless telecommunications network, principally in the states of Arizona, New Mexico, Texas, and Wisconsin, pursuant to management agreements (although more than one, the "ALAMOSA MANAGEMENT AGREEMENT") with, among others, WirelessCo, L.P., SprintSpectrum L.P., Cox Communications PCS, L.P., Cox PCS License, LLC, and SprintCom, Inc. (collectively, "SPRINT PCS");

     WHEREAS, Licensee owns and operates a wireless telecommunications network in the Basic Trading Areas set forth on EXHIBIT A (the "BTAS"), pursuant to a management agreement, dated as of January 25, 1999, between Licensee and Sprint PCS (the "LICENSEE MANAGEMENT AGREEMENT");

     WHEREAS, Alamosa and Licensee, among others, have simultaneously entered into an Agreement and Plan of Reorganization (herein so called) pursuant to which Licensee will agree to merge (the "PARENT MERGER") with and into Alamosa Holdings, Inc., a Delaware corporation ("SUPERHOLDINGS"), simultaneously with the merger of a wholly-owned subsidiary of Superholdings with and into Alamosa (the "SUBSIDIARY MERGER," together with the Parent Merger, the "MERGERS");

     WHEREAS, pending consummation of the Parent Merger, Licensee desires that Manager provide, and Manager has agreed to provide, (a) all network management services for the operation of Licensee's wireless telecommunication network within the BTAs (the "NETWORK"), (b) management of all sales and marketing services, and (c) through the Licensee Management Agreement, customer care, billing and other services, all in connection with the operation of Licensee's business, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 - LICENSES; LICENSEE MANAGEMENT AGREEMENT

1.1 Licenses. The Parties acknowledge that Sprint PCS holds the Federal Communications Commission ("FCC") licenses to provide broadband personal communications services ("PCS") within the BTAs (the "Licenses"). This Agreement will, in all respects, be subject to the FCC's rules and regulations regarding the ownership and control of the Licenses. To the extent that the operation of any provision herein conflicts with or violates any of the FCC's rules and regulations governing the Licenses, the Parties agree to amend this Agreement accordingly, and in doing so, shall, to the greatest extent possible, preserve and maintain the respective economic benefits arising from this Agreement.



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1.2      Licensee Management Agreement. The Parties acknowledge that the
         Licensee Management Agreement imposes operational and performance standards and requirements upon the operation of the Network and imposes other standards and requirements upon the conduct of Licensee's wireless telecommunications business (collectively, the "PROGRAM REQUIREMENTS"). In performing its services hereunder, Manager agrees to use the same degree of care in complying with the Program Requirements as it uses in complying with the Program Requirements that cover Manager's own wireless networks. Licensee has delivered a true and correct copy of the Licensee Management Agreement to Manager, and Manager has reviewed the Agreement in its entirety. Manager shall have the right to notify Sprint PCS that Sprint PCS should deliver copies of notices, demands, or other material written communications regarding the operation of the Network to Manager. To the extent Manager receives such notices, demands, or other material written communications from Sprint PCS, Manager shall provide Licensee with copies of such documents, promptly after Manager's receipt thereof. To the extent Licensee receives such notices, demands, or other material communications directly from Sprint PCS, Licensee shall provide Manager with copies of such documents, promptly after Licensee's receipt thereof. In particular, Licensee agrees to provide immediate written notice to Manager of any amendment or proposed amendment to the Program Requirements and any notices of default from Sprint PCS. To the extent that an amendment or modification to the Program Requirements will result in a significant incremental increase or decrease in the cost to Manager to perform its services as described herein, the Parties agree to negotiate, in good faith, for a corresponding modification in the compensation to be paid to Manager hereunder. Licensee agrees to consider and pursue in good faith any request by Manager for Licensee to seek modifications, waivers, interpretations or clarifications of the Program Requirements or other obligations of Licensee under the Licensee Management Agreement. If, in connection with any proposed change to the Program Requirements, Sprint PCS seeks the consent or advice of Licensee, Licensee agrees to consult with Manager with respect to such consent or advice.

1.3 Trademark License Agreement. The Parties acknowledge that Licensee has also entered into a Trademark License Agreement with Sprint PCS that governs the use of the Sprint brand, service marks and other intellectual property. Manager will be responsible for Licensee's compliance with the terms and conditions of the Trademark License Agreement; provided, however, that (a) Manager will be relieved of such responsibility (i) to the extent of any actions taken directly by Licensee or its employees who are not acting under the supervision of Manager and (ii) to the extent that Manager takes actions upon the direct request or instruction by Licensee and (b) Manager shall have 30 days to exercise reasonable efforts to cure any violations or breaches by Licensee of the Trademark License Agreement existing as of the date of this Agreement, which violations and breaches are set forth on
         SCHEDULE 1.3; provided further that Manager shall not be liable for any damages arising from such existing violations which Manager is unable to cure through its commercially reasonable efforts. Manager agrees to use the same degree of care in complying with the Trademark License Agreement as it uses in complying with the Trademark License Agreement, which covers Manager's own wireless markets.

ARTICLE 2 - ENGAGEMENT OF MANAGER

2.1 Engagement. Upon the terms and conditions, and for the compensation, set forth herein, Licensee hereby engages Manager, and Manager hereby accepts such engagement, to provide the services described in this Agreement and the Schedules (collectively, the "SERVICES").

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2.2      Governing Standards. Subject to the terms and conditions in this
         Agreement, Manager will use commercially reasonable efforts to provide the Services and in connection therewith will be held to that standard of care as would be exercised under similar circumstances by other wireless network operators in accordance with sound business principles and practices customary to the wireless telecommunications industry and, in addition, Manager will, in the conduct of the Services hereunder, use substantially the same standard of care as it uses in the operation of its own wireless network.

2.3 Compliance with Regulatory Rules. In connection with the provision of the Services under this Agreement, Manager shall comply in all material respects with the rules and regulations of the FCC. Each Party agrees to immediately deliver to the other Party any material notices, filings, orders, or other documents from the FCC which relate to the Network, the Licenses or the business of Licensee, promptly after receipt thereof. The Parties also agree that, in the event that a new law or decision by a telecommunications regulatory authority at the federal, state or local level necessitates modifications in this Agreement, the Parties will negotiate in good faith to modify this Agreement in light of such law or decision and in doing so, shall attempt to preserve and maintain the respective economic benefits arising from this Agreement.

2.4 Exclusivity. During the Term (defined below) of this Agreement, Manager will be the only person or entity that is engaged by Licensee as a manager or operator of any element of the Network or of Licensee's wireless business in the BTAs.

ARTICLE 3 - NETWORK SERVICES

3.1 Network Facilities. The Parties acknowledge that Licensee will be responsible for the purchase and ownership of (a) the towers, equipment shelters and cabinets located at each Licensee cell site within the BTAs (collectively, the "SITES"); (b) all of the base station equipment, antennas and ancillary site equipment located at the Sites;
         (c) all non-Site infrastructure equipment necessary for the operation of the Network, but excluding the equipment which is owned by Manager and which is covered by SECTION 3.2; and (d) all leasehold improvements, furniture, fixtures and equipment located at Licensee's retail stores (the "RETAIL STORES"). Manager shall negotiate, on Licensee's behalf, the purchase price and terms for the purchase of all of the foregoing assets and will engage third parties, on behalf of Licensee, to engineer and install such assets at the Sites or otherwise and to provide other construction services. The Services to be provided by Manager under this SECTION 3.1 shall be deemed to be Management Services for which Manager shall be entitled to the Management Fee as provided in SECTION 10.1. Licensee shall be the lessee of, and shall be responsible for all lease payments under, the real property for each Site on which Licensee owns the tower and shall be the licensee of each Site where Licensee will collocate an antenna and other base station equipment on a tower and real property owned by a third party.

3.2 Interconnection Arrangements. Manager will negotiate and implement interconnection agreements, on behalf of Licensee, with the applicable incumbent local exchange carriers ("ILECs") in the BTAs. The Parties acknowledge that the operation of the Network will be subject to such interconnection agreements. All payments to the ILECs required under the interconnection agreements shall be the responsibility of Licensee and all payments shall be made pursuant to the provisions of SECTION
         12.1. The Services to be provided by Manager under this SECTION 3.2 shall be deemed to be Management Services, for which Manager shall be entitled to the Management Fee,

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         as provided in SECTION 10.1. Manager acknowledges that Sprint PCS may arrange for interconnection in the BTAs as provided in SECTION 1.4 of the Licensee Management Agreement.

3.3 Miscellaneous Infrastructure Provisions. At any physical location where Manager is required to place its own equipment within Licensee's facilities, Licensee will grant reasonable access and collocation rights, without charge, to Manager for the purpose of the installation, repair, maintenance, upgrade, and maintenance of Manager's equipment, consistent with the terms and conditions of this Agreement. Licensee shall be required to obtain all commercially reasonable consents, permits, or other approvals that may be required by third parties in connection with such access and rights. Licensee shall not adjust, move, modify, or repair Manager's equipment located at any collocation facility or otherwise, except with the prior written consent of Manager. Manager's equipment or facility shall not be removed or relocated by Licensee, without the prior written consent of Manager. Licensee shall be liable for loss or damage to Manager's equipment arising from Licensee's negligence, intentional act, unauthorized maintenance or access. Manager's facilities and equipment shall remain the sole and exclusive property of Manager, and nothing contained herein shall give or convey to Licensee, any right, title, or interest whatsoever in Manager's facilities or equipment.

3.4 Network Build-out. Licensee has developed a Build-out Plan (as defined in the Licensee Management Agreement) for the BTAs; Manager will use commercially reasonable efforts to implement and complete the Build-Out Plan, including pursuant to the terms of existing contracts. Manager acknowledges that Sprint PCS has certain rights to build portions of the Network in the BTAs, pursuant to SECTION 2.5 of the Licensee Management Agreement. The Services to be provided by Manager under this
         SECTION 3.4 shall be deemed to be Management Services, for which Manager shall be entitled to the Management Fee set forth in SECTION 10.1.

3.5 Microwave Relocation. Under the Licensee Management Agreement, Sprint PCS will perform all microwave relocation required in connection with the deployment of the Network. Licensee will be solely responsible for reimbursement to Sprint PCS for Licensee's portion of microwave relocation costs in accordance with SECTION 2.7 of the Licensee Management Agreement.

3.6 Access. In connection with the performance of its Services under this Agreement, Manager shall have full access to the Network, including without limitation access to each Site and the equipment thereon.

3.7 Network Employees. Licensee will maintain certain Network employees designated and approved by Manager. Manager will have full authority over, and be primarily responsible for, building out, maintaining and operating the Network. The Parties agree that, from time to time, it may be necessary and desirable to utilize Manager employees to provide Network-related services under this Agreement. Such services may include RF redesigns, site optimizations and system check-off after construction. The Parties agree that Manager's executive in charge of network operations will have overall responsibility for the provision of the network services described in ARTICLE 3. The Services to be provided by Manager under this SECTION 3.7 shall be deemed to be Management Services, for which Manager will receive the Management Fee as set forth in SECTION 10.1.

3.8 Volume Discounts. Manager will use commercially reasonable efforts to obtain for Licensee the same volume-based pricing and discounts from vendors that Manager receives from its vendors.


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ARTICLE 4 - NETWORK OPERATIONS

4.1 Operation of the Network. Licensee shall be responsible for paying for all items relating to the operation, performance and maintenance of the Network, including without limitation (a) maintenance of the Sites and the related towers and base station equipment, utility charges for the Sites, cell site dedicated facilities (including without limitation T-1s, DS3s, etc.), (b) the payment of all vehicle lease payments, expenses of operation and repair, (c) all expenses relating to RF Engineering, (c) all toll interconnection expenses, and (d) all roaming expenses. All such payments shall be made pursuant to SECTION 12.1.

ARTICLE 5 - CUSTOMER ACTIVATION; CUSTOMER CARE; AND BILLING

5.1 Customer Activation; Customer Care/Retention; Billing Services. All aspects of customer activation, customer care, and billing services for customers of Licensee will be governed by SECTION 2.1 of the Licensee Management Agreement.

5.2 Management Responsibility. The Parties agree that Manager's customer service group will have overall responsibility for the day-to-day provision of the customer services, including the responsibility for interfacing with Sprint PCS with regard to Licensee's obligations under the Licensee Management Agreement. The Services to be provided by Manager in accordance with the preceding sentence shall be deemed to be Management Services, for which Manager will receive the Management Fee as set forth in SECTION 10.1.

ARTICLE 6 - SALES AND MARKETING

6.1 Sprint PCS Products and Services. Manager acknowledges that Licensee must offer for sale, promote, and support all Sprint PCS Products and Services (as defined in the Licensee Management Agreement), unless the Parties otherwise agree in advance in writing, subject to the exceptions set forth in the Licensee Management Agreement. During the Term of this Agreement, Manager acknowledges that Licensee must participate in the Sprint PCS National or Regional Distribution Programs, the Sprint PCS National Accounts Program and the Sprint PCS Roaming and InterService Area Programs. In addition, the Parties acknowledge that the pricing of the Sprint PCS Products and Services shall be governed by the Licensee Management Agreement.

6.2 Overall Management. Manager's senior executive in charge of sales and marketing will have overall responsibility for the sales and marketing services described in this ARTICLE 6, including without limitation the responsibility of interfacing with Sprint PCS in connection with the Licensee Management Agreement. The provision of Services by such senior executive shall be deemed to be Management Services, for which Manager shall receive the Management Fee, as set forth in SECTION 10.1.

6.3 Indirect Marketing Services. Manager's marketing group will perform, on behalf of Licensee, market research and will develop (in conjunction with Sprint PCS) collateral and other marketing material and will have overall responsibility for local marketing activities in the Licensee coverage areas within the BTA (the "COVERAGE AREA"). All third party costs for such marketing activities will be the responsibility of Licensee. To the extent that Manager directly pays such third party expenses, Licensee shall reimburse Manager in accordance with the terms and conditions of SECTION 11.1. The Services to be provided by Manager under this SECTION 6.3 shall be deemed to be

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         Management Services, for which Manager shall receive the Management
         Fee, as provided in SECTION 10.1.

6.4 Direct Marketing Activities. Licensee shall be responsible for paying all expenses for the development and production of marketing material for the Licensee coverage areas, including without limitation the costs of printing marketing material, printing marketing collateral, direct mailings, billboards, local media, radio and television, and all other advertising activity in the BTAs. Direct Licensee marketing expenses also include the cost for media, direct mail, presentations, printing/collateral, public relations, and trade shows. To the extent that Manager directly pays for any of such expenses, Licensee shall reimburse Manager in accordance with the terms and conditions set forth in SECTION 11.1.

6.5 Direct Sales Representative and Sales Managers. The direct sales representatives and sales managers for Licensee's PCS business shall be employees of Licensee. The sales representatives and sales managers will be selected by and report to one of Manager's executives.

6.6 Retail Stores. Licensee shall be responsible for the payment, pursuant to the provisions of Section 12.1, of all costs and expenses associated with the operation of Licensee Retail Stores in the BTAs. Such costs include, without limitation, all lease and related payments for the retail store locations, all leasehold improvements, all furniture, fixtures and equipment, all utilities, all telephone systems and all PC equipment/software in such locations. To the extent that Manager directly pays any of such costs and expenses, Licensee shall reimburse Manager upon the terms and conditions set forth in SECTION 11.1. The sales representatives and store managers in the Retail Stores will be employees of Licensee. These employees will be selected by and report to one of Manager's executives (or an employee who reports directly to such executive). Licensee acknowledges and agrees that Manager will have the authority to make all decisions with respect to all aspects of owning and operating the Retail Stores, including without limitation, opening new Retail Stores, eliminating existing Retail Stores, and selling, on behalf of Licensee, the underlying real estate with respect to any Retail Store.

6.7 Commissions. Licensee shall be responsible for paying, pursuant to the provisions of SECTION 12.1, for all commissions, related compensation and related charges on the sale of PCS service by third parties (including without limitation agents and distributors) and SPFs to sales representatives and commissions payable to direct sales representatives and sales representatives in the Retail Stores. To the extent that Manager directly pays any of such commissions or charges, Licensee shall reimburse Manager in accordance with the terms and conditions set forth in SECTION 11.1.

6.8 Handsets. Licensee shall be responsible for the purchase, under the direction of Manager, of all inventories of handsets and accessories for Licensee's operations. Manager will negotiate, on behalf of Licensee, the purchase price and terms for such purchases. Licensee acknowledges that it is customary in the wireless industry that the service provider (Licensee) shall be required to sell handsets to third party retailers (sales agents and distributors) at prices that are below the prices charged to the service provider by the manufacturer of the handsets. Manager shall offer telephones at prices reflecting prevailing market conditions. The financial impact of these subsidies shall be the sole responsibility of Licensee.

6.9 Roaming Coordination. On behalf of Licensee, Manager will be responsible for the coordination of roaming services and will monitor the monthly roaming settlements on behalf of Licensee in

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         conjunction with Sprint PCS through the Licensee Management Agreement.
         The Services set forth in the foregoing sentence shall be deemed to be Management Services, for which Manager shall be paid the Management Fee as set forth in SECTION 10.1.

6.10 Third Party Fulfillment. On behalf of Licensee, Manager will coordinate the fulfillment on handsets. These services will include, without limitation, forecasting handset needs; interaction with Sprint PCS with respect to forecasted handsets; ordering handsets on Licensee's behalf, through Sprint PCS or BrightPoint; receiving inventory; and tracking inventory. The Services set forth in the foregoing sentences shall be deemed to be Management Services, for which Manager shall be paid the Management Fee as set forth in SECTION 10.1. Licensee shall be responsible for all charges from third parties with respect to the warehousing, transportation and distribution of handsets to be sold by Licensee or by its indirect sales network. To the extent that Manager pays any of such charges, Licensee shall reimburse Manager in accordance with the terms and conditions set forth in SECTION 11.1.

ARTICLE 7 - GENERAL AND ADMINISTRATIVE SERVICES

7.1 Executive Services. Executive services provided by the President of Manager shall be deemed to be Management Services, for which Manager shall be entitled to the Management Fee as provided in SECTION 10.1.

7.2 Finance and Accounting. The Chief Financial Officer of Manager will have overall responsibility for the financial services to be provided by Manager under this Agreement. Manager will be responsible for the following financial and accounting services: accounting and reporting; financial planning and budgeting; treasury functions; settlements with Sprint PCS; assistance in the preparation of federal, state and local tax returns (the payment of such taxes being the responsibility of Licensee); and the cash management/accounts payable services described in ARTICLE 12. The services of the Chief Financial Officer of Manager and other employees of Manager as outlined in this SECTION 7.2, shall be deemed to be Management Services for which Manager shall be entitled to the Management Fee, as set forth in SECTION 10.1.

7.3 Human Resources Services. The Human Resources department of Manager will provide human resource services to Licensee, including staffing functions and administration of employees. The services described in this SECTION 7.3 shall be deemed to be Management Services, for which Manager shall be entitled to the Management Fee, as set forth in
         SECTION 10.1.

7.4 Professional Services. Manager shall have the right to engage legal, accounting and other professionals to provide services on behalf of Licensee. Manager shall advise Licensee if any of such professionals also provide professional services to Manager. Licensee shall be responsible for paying the fees and expenses of such professionals. To the extent that Manager pays any of such costs and expenses directly, Licensee shall reimburse Manager in accordance with the terms and conditions of SECTION 11.1.

7.5 Forecasting. On behalf of Licensee, Manager will work cooperatively with Sprint PCS to generate mutually acceptable forecasts of important business metrics including traffic volumes, handset sales, subscribers, and revenues for the Sprint PCS Products and Services. The forecasts are for planning purposes only and do not constitute Manager's obligation to meet the quantities forecast. The

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         Services under this SECTION 7.4 shall be deemed to be Management
         Services, for which Manager shall be entitled to the Management Fee as provided in SECTION 10.1.

7.6 General and Administrative Services. Manager will be responsible for supervising the general and administrative services to manage the day-to-day operations of Licensee. Licensee shall be responsible for all general and administrative costs and expenses directly related to Licensee's operations, but no overhead of Manager will be charged to Licensee.

ARTICLE 8 - TAXES

8.1 Tax Returns. Licensee shall be responsible for the filing of all required federal, state, and local tax returns and similar tax filings with regard to the assets, operation and business of Licensee. Manager shall cooperate fully with Licensee and its accountants to provide information within Manager's possession, which is necessary for the preparation of such filings. Such filings will be provided to Manager for review and approval prior to filing.

8.2 Payment of Taxes. Licensee shall have the sole responsibility to pay all federal, state and local taxes and similar fees and charges when due, including without limitation income taxes, sales taxes, employment taxes and withholding payments. Manager shall have the right to pay all such taxes, fees, and charges pursuant to the provisions of SECTION 12.1.

ARTICLE 9 - DEBT

9.1 Borrowings; Debt Service. In connection with the construction and operation of the Network and the operation of Licensee's business, the Parties acknowledge that Licensee will be required to borrow substantial sums of money from third parties or from Manager or its affiliates, including without limitation vendor financing. Licensee shall be solely responsible for the payment of all principal, interest, and other charges in connection with such lending transactions. Manager shall not guarantee, pledge any of its assets, or otherwise be obligated, primarily or secondarily, with respect to any of the borrowings, debts, or liabilities of Licensee. No provision in this Agreement shall be deemed to make Manager liable, directly or indirectly, for any borrowings, debts, or liabilities of Licensee, except to the extent specifically set forth herein.

ARTICLE 10 - MANAGEMENT SERVICES; MANAGEMENT FEE

10.1 Management Services; Fees. As set forth in this Agreement, certain Services to be provided by Manager are deemed to be Management Services. As full compensation for all of the Management Services rendered by Manager under this Agreement, Licensee agrees to pay to Manager a management fee (the "MANAGEMENT Fee"), equal to $100,000 per month, pro rated for any portion thereof.

10.2 Payment of Management Fee. Licensee shall pay the Management Fee to Manager within 15 days after the end of each full or partial month during the Term of this Agreement.

ARTICLE 11 - REIMBURSEMENT OF EXPENSES

11.1 Reimbursable Expenses. With respect to each provision in this Agreement which requires Licensee to reimburse Manager for certain costs and expenses incurred or paid by Manager, Manager shall

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         prepare, and deliver to Licensee on or before the 15th day of each month, an invoice, payable in thirty days, in reasonable detail, which sets forth the reimbursable items under this Agreement for the prior month. Manager agrees that, prior to incurring any single reimbursement expense of greater than $50,000.00, it will obtain the prior approval of Licensee or its duly authorized designee.

ARTICLE 12 - CASH MANAGEMENT

12.1 Licensee Bank Accounts. Licensee has established one or more bank accounts (the "ACCOUNTS") as depositories for all of Licensee's funds. Manager shall have the sole authority to make draws on the Accounts and to draw under any of Licensee's credit facilities (including, but not limited to, any lending arrangements with Manager or its affiliates), and Licensee agrees to execute and deliver any documentation reasonably required in connection therewith by the depository institutions at which the Accounts are held or by the lenders for the credit facilities. All cash receipts of Licensee, including without limitation, debt proceeds, vendor financing proceeds, advances from Manager and revenues from subscribers shall be deposited in the Accounts. As part of the Services under SECTION 7.2, Manager employees will have sole authority over such Accounts, and shall make payments from the Accounts, on Licensee's behalf, to pay the obligations of Licensee, including without limitation (a) the payment to Sprint PCS of the fees and other payments under the Licensee Management Agreement;
         (b) the payment of all debt service (including principal, interest and other amounts) under any debt obligations of Licensee; (c) payments for the purchase of equipment, towers, inventory and real estate; (d) payments to service providers, including without limitation site acquisition, telecommunications services (including without limitation interconnection services, long distance services, backhaul services and roaming services), utilities, public relations, advertising and professional services; (e) lease or license payments for the Sites and for the Retail Stores; (f) the payment of tax obligations imposed on Licensee and its assets and operations; and (g) the payment of all fees, compensation and reimbursements due to Manager under this Agreement. Manager shall have no liability for any such payment to a third party that it makes in good faith without gross negligence, provided, however, that Manager shall be fully accountable for any payments made to Manager or any of its affiliates.

ARTICLE 13 - TERM OF THE AGREEMENT

13.1 Term. The term (the "TERM") of this Agreement shall (a) commence on the later of (i) the date all consents to the transactions contemplated by the Agreement and Plan of Reorganization have been obtained from the parties to the agreements listed on SCHEDULE 13.1, and (ii) the date on which either (A) the waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR ACT") has expired or (B) early termination of the waiting period under the HSR Act has been granted, and (b) continue until the consummation of the Parent Merger, subject to earlier termination as provided in ARTICLE 16.

ARTICLE 14 - FINANCIAL STATEMENTS AND OPERATIONAL REPORTS

14.1 Financial Statements. Manager shall engage, on behalf of Licensee and at Licensee's expense, Licensee's existing auditors, Price Waterhouse Cooper, or such other independent certified public accounting firm reasonably acceptable to Licensee, to audit the year-end financial statements of Licensee in accordance with generally accepted accounting principles, after each calendar year during the Term of this Agreement.

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14.2     Operational Reports. Manager shall prepare monthly operating reports in the format of, and including the information set forth in, SCHEDULE
         14.2. The monthly operations reports shall include (i) unaudited balance sheets, income statements, and cash flow statements, (ii) other operating data, and (iii) a reasonably detailed summary of all payments to Manager of any nature during the prior month.

14.3 Audit. Manager must maintain books and records to support and document any fees, costs, expenses, or other charges due in connection with this Agreement. The records must be retained for a period of at least three years after the fees, costs, expenses or other charges to which such records relate have accrued and have been paid, or such other longer period as may be required by applicable law. On reasonable advance notice, Manager must provide reasonable access to its appropriate records to the independent auditors or other financial representatives selected by Licensee for purposes of conducting an audit of the fees, costs, expenses or other charges payable in connection with this Agreement. Licensee will conduct the audit no more frequently than annually. If the audit shows that Manager was underpaid, Licensee will, unless the amount of underpayment is contested, pay to Manager the amount of the underpayment within ten days after Manager gives Licensee written notice of the determination of the underpayment. If the audit determines that Manager was overpaid, Manager will, unless the amount is contested, pay to Licensee the amount of the overpayment within ten days after Manager determines that Manager was overpaid. To the extent a Party contests such overpayment/underpayment, ARTICLE 22 shall apply. To the extent that Licensee maintains independent books and records regarding the fees, costs, expenses, or other charges due in connection with this Agreement, Licensee must maintain such books and records and provide access rights to Manager, on the same terms and conditions as set forth above.

ARTICLE 15 - INDEMNIFICATION

15.1 Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Manager and its affiliates, employees, directors, officers, and agents from and against all claims, demands, actions, causes of actions, damages, liabilities, losses, and expenses (including reasonable attorney's fees) incurred as a result of:

         (i) claims for damage to property and/or personal injuries (including death) arising out of the negligence or willful act or omission of Licensee;

         (ii)    Licensee's failure to perform any of its obligations hereunder;
                 and

         (iii) Manager's performance of its duties under this Agreement, so long as (A) Manager acted in good faith and (B) Manager's conduct did not constitute willful misconduct, gross negligence, or a breach of this Agreement, IT BEING EXPRESSLY AGREED THAT LICENSEE'S INDEMNITY HEREUNDER SHALL INCLUDE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTIONS, DAMAGES, LIABILITIES, LOSSES AND EXPENSES ARISING AS A RESULT OF THE NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE) OF MANAGER, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

15.2 Indemnification by Manager. Manager shall indemnify, defend and hold harmless Licensee and its affiliates, employees, directors, officers, and agents from and against all claims, demands, actions, causes of actions, damages, liabilities, losses, and expenses (including reasonable attorney's fees) incurred as a result of claims for damages to property and/or personal injuries (including death) to

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

         the extent arising out of the willful misconduct or gross negligence of Manager or material breach of this Agreement by Manager.

         Licensee agrees and acknowledges that if this Agreement is terminated before the consummation of the Parent Merger and responsibility for the management and operations of Licensee's business reverts to Licensee, absent a showing of willful misconduct, gross negligence, or breach of this Agreement by Manager, Licensee will hold Manager harmless from, and will not assert any claims for, and Manager will not be liable for, any damages related to business decisions made by Manager in connection with fulfilling its duties and obligations under this Agreement.

15.3 Limitation of Liability. NO PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR LOSS OF PROFITS OR REVENUES, ARISING FROM THE RELATIONSHIP OF THE PARTIES UNDER THIS AGREEMENT OR ANY BREACH OF OR DEFAULT UNDER THIS AGREEMENT.

ARTICLE 16 - DEFAULT; TERMINATION

16.1 General Default. A Party shall be deemed in default of this Agreement upon the occurrence of any one or more of the following events (a "DEFAULT"):

         (i) the filing of bankruptcy or making a general assignment for the benefit of creditors;

         (ii) a Party fails to make a payment of money when due, which failure continues for more than ten days after receipt of written notice from the other Party; or

         (iii) a Party fails to comply with any other covenant or agreement set forth in this Agreement, which failure either (A) continues for a period of more than 30 consecutive days after receipt of written notice from the non-breaching Party specifying the breach in reasonable detail, or (B) is of a nature which requires more than 30 consecutive days (after receipt of written notice from the non-breaching Party specifying the breach in reasonable detail) to cure and continues for a period of time greater than the shorter of (x) 60 consecutive days after notice or (y) the period of time reasonably required to cure; provided, that this extended cure period is only available if the breaching Party diligently works toward a cure.

16.2 Remedy. Upon the occurrence of a Default, the non-breaching Party may, upon written notice to the breaching Party, terminate this Agreement and, subject to the limitations set forth in SECTION 15.3, pursue any other right or remedy under this Agreement, or at law or in equity.

16.3 Termination of Merger. In the event Manager determines that the Parent Merger will not be consummated, Manager may, upon thirty days written notice to Licensee, terminate this Agreement. In such event, the Parties agree to cooperate to ensure an orderly transition of management and operations of Licensee's business from Manager to Licensee and Licensee agrees to exercise its reasonable best efforts to take all actions required to assume such operations, including, without limitation, hiring necessary managers and other employees, and arranging for Licensee's financing of capital expenditures and working capital needs. Manager shall (i) return to Licensee all business records, documents and data of Licensee, (ii) allow Licensee reasonable access to, and use of, Licensee's financial information on Manager's accounting system, (iii) allow Licensee reasonable use of Manager's accounting system for 90 days after termination of this Agreement, and
         (iv)
         reasonably assist Licensee in transferring and converting Licensee financial information from Manager's accounting system to Licensee's.

ARTICLE 17 - CONFIDENTIAL INFORMATION; NON-SOLICITATION

17.1 Confidentiality. Each Party shall preserve the other Party's confidential information disclosed to each Party in connection with providing Service hereunder with the same degree of care it uses in protecting its own confidential or proprietary information and shall not disclose, directly or indirectly, such information to any third party (other than Sprint PCS and the Members of Licensee), without the prior written consent of the other Party.

17.2 Non-Solicitation of Employees. Each Party agrees that, during the Term of this Agreement, and 18 months thereafter, such Party will not solicit, entice or encourage any individual who has been an employee of the other Party within six months prior to any such solicitation, enticement, or encouragement, to either terminate his or her employment with the other Party, or to become employed by, or become an independent contractor for, such Party.

ARTICLE 18 - INSURANCE

18.1 Manager's Insurance Requirements. Manager shall, at its own expense, obtain and keep in full force and effect at all times for the duration of this Agreement, with a carrier or carriers reasonably satisfactory to Licensee, insurance policies of the kinds and in the amounts required by the Manager Management Agreement.

18.2 Licensee's Insurance Requirements. Licensee shall, at its own expense, obtain and keep in full force and effect at all times for the duration of this Agreement, with a carrier or carriers reasonably satisfactory to Manager, insurance policies of the kinds and in the amounts required by the Licensee Management Agreement. Upon request of Manager, Licensee shall furnish Manager certificates of such insurance and/or copies of the applicable policies.

ARTICLE 19 - FORCE MAJEURE

19.1 Force Majeure. If the performance of this Agreement is interfered with by any circumstance beyond the reasonable control of the Party affected, including without limitation governmental authority to grant any consent, approval, waiver, or authorization or any delay on the part of any governmental authority in granting any consent, approval, waiver, or authorization, manufacturer, or equipment vendor delays or deficiencies (including ability to process correctly calendar date-related data), delays in repair or maintenance of cell sites due to restricted access by third parties, delays or barriers to construction or coverage resulting from local zoning restrictions or frequency coordination issues with incumbent microwave users, acts of God, such as fire, flood, earthquake, or other natural cause, terrorist events, riots, insurrections, war or national emergency, or strikes, boycotts, lockouts or other labor difficulties, the Party affected by the force majeure is excused on a day-by-day basis to the extent of the interference; provided that such Party shall use its best commercially reasonable efforts to avoid or remove the causes of such nonperformance.

ARTICLE 20 - ASSIGNABILITY

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

20.1 Assignability. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that (a) Manager may assign this Agreement in whole or in part or may delegate certain duties to an affiliate of Manager without the consent of Licensee, if such affiliate agrees in writing to be bound by this Agreement (or by the delegated duties, as the case may be), and (b) Manager may assign all or any part of its economic benefit under this Agreement to any of its lenders without the consent of Licensee. For purposes of this Agreement, the term "AFFILIATE" shall mean, with respect to a Party, any entity or person that controls, is controlled by or is under common control with, such Party.

ARTICLE 21 - NOTICES

21.1 Notices. Any notices or other communications required or permitted to be given by this Agreement must be given in writing and must be personally delivered, telecopied (with an original notice delivered by overnight courier service), or mailed by prepaid certified or registered mail to the Party to whom such notice or communication is directed at the address of such Party set forth on the signature page to this Agreement. Any such notice or other communication shall be deemed to have been given on the day it is received as aforesaid. Any Party may change its address for purposes of this Agreement by giving notice of such change to all other Parties pursuant to this SECTION 21.1.

ARTICLE 22 - DISPUTES; ARBITRATION

22.1 Voluntary Dispute Resolution. If Licensee has a dispute over the amount of any fees, compensation, charges or reimbursements due or paid to Manager under this Agreement, Licensee will nevertheless within the required time for payment pay, pursuant to SECTION 12.1, all amounts which are not in dispute and supply a written explanation of reasons for disputing the unpaid amount. The Parties will cooperate in good faith to resolve any such disputes within a 30 day period after the due date of the original charges. All unresolved disputes and controversies of every kind and nature between the Parties arising out of or in connection with this Agreement as to the construction, validity, interpretation, or meaning, performance, non-performance, enforcement, operation, or breach shall be resolved according to the provisions of SECTIONS 10.6 and 10.7 of the Agreement and Plan of Reorganization.

ARTICLE 23 - MISCELLANEOUS

23.1 No Partnership. This Agreement does not constitute either Party as the agent or legal representative of the other Party and does not create a partnership or joint venture between Manager and Licensee. Except as provided herein, neither Party shall have any authority to enter into an agreement for or bind the other Party in any manner whatsoever. This Agreement confers no rights of any kind upon any third party.

23.2 Entire Agreement. This Agreement sets forth the entire understanding of the Parties and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof.

23.3 Severability. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

23.4 Governing Law. This Agreement is being executed and delivered, and is intended to be performed in Lubbock County, in the State of Texas, and the substantive laws of Texas shall govern the validity, construction, enforcement, and interpretation of this Agreement.

23.5 Press Releases. Neither Party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the supplies or services to be provided hereunder without obtaining the prior written approval of the other Party.

23.6 Amendments. No provision hereof shall be altered, modified, rescinded or limited except by written agreement expressly referring hereto and to the provisions so altered, modified and limited and signed by all Parties against whom such modification or limitation is asserted, nor shall any such provision be modified or limited by course of conduct or by usage of trade.

23.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

23.8 Certain Representations. Licensee represents and warrants to Manager that neither the execution and delivery of this Agreement, nor consummation of any of the transactions herein contemplated, nor compliance with the terms and provisions hereof, will contravene or conflict with any provision of law, statute, or regulation to which Licensee is subject or any judgment, license, order, or permit applicable to Licensee, or any indenture, mortgage, deed of trust, or other instrument to which Licensee may be subject or to which Licensee may be a party; no consent, approval, authorization, or order of any court, governmental authority, or third party is required in connection with the execution and delivery by Licensee of this Agreement or to consummate the transactions contemplated herein.


                     REMAINDER OF PAGE INTENTIONALLY BLANK.
                          SIGNATURE PAGE(S) TO FOLLOW.

         Signature Page to the Services Agreement dated as of the date first set forth above, between Washington Oregon Wireless, LLC and Alamosa Operations, Inc.

                                    ALAMOSA OPERATIONS, INC.


                                    By:  /s/ David E. Sharbutt
                                         __________________________
                                         Name:  David E. Sharbutt
                                         __________________________
                                         Title: President


                                    Address:
                                         4403 Brownfield Highway
                                         Lubbock, Texas 79407
                                         Attention: President

                                         with copy to:
                                         Haynes and Boone, LLP
                                         901 Main Street, Suite 3100
                                         Dallas, Texas 75202
                                         Attention: William S. Kleinman

                                    WASHINGTON OREGON WIRELESS, LLC


                                    By:  /s/ Mitchell Moore
                                         _______________________________________
                                         Mitchell Moore, Chief Executive Officer


                                    Address:
                                         5665 SW Meadows Road, Suite 100
                                         Lake Oswego, Oregon 97035
                                         Attention: Mitchell Moore,
                                            Chief Executive Officer




                        WASHINGTON OREGON WIRELESS, LLC
                               SERVICES AGREEMENT
                                 SIGNATURE PAGE

                             SCHEDULES AND EXHIBITS

Schedules
---------

1.3               Existing Trademark Violations
13.1              Required Consents
14.2              Monthly Operating Reports



Exhibits
--------

A                 Basic Trading Areas










                                       1         WASHINGTON OREGON WIRELESS, LLC
                                                              SERVICES AGREEMENT

                               SERVICES AGREEMENT
                               ------------------
                                    EXHIBIT A
                                    ---------


                               BASIC TRADING AREAS
                         WASHINGTON OREGON WIRELESS, LLC


         BTA 38   Bend, OR
         BTA 97   Coos Bay--North Bend, OR
         BTA 228  Kennewick--Pasco--Richland, WA
         BTA 231  Klamath Falls, OR
         BTA 288  Medford--Grants Pass, OR
         BTA 385  Roseburg, OR
         BTA 460  Walla Walla, WA--Pendleton, OR
         BTA 468  Wenatchee, WA
         BTA 482  Yakima, WA









                                                                       EXHIBIT A